Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
Utah Networking Services, Inc.
A Nevada Corporation
AND
GreatWall Minerals, Ltd.
An Idaho Corporation
JANUARY 26, 2004

		Page
6.11	Issuance of Shares	16
6.12	Disclosure of Representations and Warranties	16

ARTICLE VII ADDITIONAL AGREEMENTS		17

7.1	Access to Information	17
7.2	Actions Prior to Closing	17
7.3	Cooperation of Parties	18
7.4	Tax Free Reorganization Status	19
7.5	Name Change	19
7.6	Payment of Acquiror Debts	19
7.7	Repayment of Promissory Note	19
7.8	Pink Sheets Quotation	19
7.9	Standard & Poor’s Application	19
7.10	Survival of Representations and Warranties	19

ARTICLE VIII CONDITIONS TO CONSUMMATION OF THE MERGER		19

8.1	Conditions to the Companies’ Obligations to Effect the Merger	19
8.2	Conditions to Obligations of Acquiror	20
8.3	Conditions to Obligations of Target	21

ARTICLE IX TERMINATION, AMENDMENT, AND WAIVER		22

9.1	Termination	22
9.2	Effect of Termination	22
9.3	Amendment	23
9.4	Waiver	23

ARTICLE X GENERAL PROVISIONS		23

10.1	Brokers	23
10.2	Notices	23
10.3	Descriptive Headings	24
10.4	Entire Agreement; Assignment	24
10.5	Governing Law	24
10.6	Parties in Interest	24
10.7	Counterparts	24
10.8	Validity	24
10.9	Jurisdiction and Venue	24
10.10	Investigation	25
10.11	Consents	24

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (“Agreement”), dated as of January 26, 2004, is by and between Utah Networking Services, Inc., a Nevada corporation (“Acquiror”) and GreatWall Minerals, Ltd., an Idaho corporation (“Target”). The corporate parties hereto are sometimes hereinafter referred to collectively as the “Companies,” or individually as a “Company.”
RECITALS:
     WHEREAS, the respective Boards of Directors of the Companies deem it advisable and in the best interests of their respective stockholders that Target be acquired by and be merged into Acquiror, and, in furtherance thereof, the Boards of Directors of the Companies have approved, as applicable, the merger of Target with and into Acquiror, upon the terms and subject to the conditions set forth herein; and
     WHEREAS, for federal income tax purposes, it is intended that the merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     As used in this Agreement, the following terms shall have the meanings set forth below:
     1.1 “Acquiror” is defined in the Preamble to this Agreement.
     1.2 “Acquiror Balance Sheet” shall mean the unaudited balance sheet of Acquiror at November 30, 2003, and “Acquiror Balance Sheet Date” shall mean November 30, 2003.
     1.3 “Acquiror Schedule” is defined in the preamble to Article VI hereof.
     1.4 “Acquiror Shares” is defined in Section 4.1 hereof.
     1.5 “Agreement” is defined in the Preamble to this Agreement.
     1.6 “Closing” and “Closing Date” are defined in Section 4.6 hereof.
     1.7 “Code” is defined in the Recitals to this Agreement.
     1.8 “Company” and “Companies” are defined in the Preamble to this Agreement.

     1.9 “Effective Time” is defined in Section 2.2 hereof.
     1.10 “Environmental Laws” shall mean any applicable foreign, federal, state, or local governmental laws (including common laws), statutes, ordinances, codes, regulations, rules, policies, permits, licenses, certificates, approvals, judgments, decrees, orders, directives, or requirements that pertain to the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, recycling, or other contact or involvement with Hazardous Materials.
     1.11 “Exchange Agent” is defined in Section 4.2 hereof.
     1.12 “Exchange Ratio” is defined in Section 4.1 hereof.
     1.13 “Hazardous Materials” shall mean any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as being deleterious to the environment, natural resources, worker health or safety, or public health or safety.
     1.14 “IBCA” means the Idaho Business Corporation Act.
     1.15 “Intellectual Property” means (a) all trade secrets and confidential business information (including customer and supplier lists, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, pricing and cost information, and business and marketing plans and proposals); (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (d) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (e) all mask works and all applications, registrations, and renewals in connection therewith; (f) all computer software (including data, source codes, and related documentation); (g) all other proprietary rights; and (h) all copies and tangible embodiments thereof (in whatever form or medium).
     1.16 The term “knowledge,” when used to qualify a representation, warranty, statement, covenant or other obligation (including, without limitation, as used in Articles V or VI) of Acquiror or Target contained in this Agreement or in any document or instrument delivered pursuant to this Agreement, shall mean the actual knowledge of Brian Pettersen (with respect to Acquiror) and the actual knowledge of John Ryan (with respect to Target), in each case without any imputation of knowledge from any other person.

     1.17 “Material Adverse Effect” shall mean, with respect to Acquiror or Target, as the case may be, a material adverse effect on the business, assets, results of operations, or financial condition of such party and its subsidiaries taken as a whole or in the ability of such party to perform its obligations hereunder.
     1.18 “Merger” is defined in Section 2.1 hereof.
     1.19 “NRS” means the Nevada Revised Statutes.
     1.20 “Securities Act” means the Securities Act of 1933, as amended, or any similar federal law then in force.
     1.21 “Subsidiary” when used with respect to any party shall mean any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which do not have a majority of the voting interests in such partnership) or of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporations or other organizations is directly or indirectly owned or controlled by such party and/or by any one or more of the subsidiaries.
     1.22 “Survival Period” is defined in Section 7.8 hereof.
     1.23 “Surviving Corporation” is defined in Section 2.1 hereof.
     1.24 “Target” is defined in the Preamble to this Agreement.
     1.25 “Target Balance Sheet” shall mean the unaudited balance sheet of Target at November 30, 2003, and “Target Balance Sheet Date” shall mean November 30, 2003.
     1.26 “Target’s Facilities” and Target’s Current Facilities are defined in Section 5.11.
     1.27 “Target Schedule” is defined in the preamble to Article V hereof.
     1.28 “Target Shares” is defined in Section 4.1 hereof.
     1.29 “Target Subsidiary” is defined in Section 5.1 hereof.
     1.30 “Tax” and, collectively, “Taxes” shall mean any and all federal, state, and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.
ARTICLE II
THE MERGER
     2.1 The Merger Transaction. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.2 hereof), Target shall be merged (the “Merger”) with and into Acquiror, with Acquiror being the surviving corporation in the Merger (the “Surviving Corporation”) and the separate existence of Target shall thereupon cease. The Merger shall have the effects set forth in the NRS and the IBCA.
     2.2 Effective Time of the Merger. The Merger shall become effective (the “Effective Time”) upon the completion of the filing of properly executed Articles of Merger with the Nevada Secretary of State and the Idaho Secretary of State, which filings shall be made on the Closing Date after satisfaction of the conditions set forth in Article VIII hereof.
ARTICLE III
THE SURVIVING CORPORATION
     3.1 Articles of Incorporation of the Surviving Corporation. The Articles of Incorporation of Acquiror shall be the Articles of Incorporation of the Surviving Corporation.
     3.2 Bylaws of the Surviving Corporation. The Bylaws of Acquiror as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the Bylaws or applicable law.
     3.3 Directors and Officers of the Surviving Corporation. Upon and as a condition of closing this Agreement:
          (a) At Closing the Board of Directors of Surviving Corporation shall appoint up to three directors designated by Target. Effective upon the appointment of such new directors, all of the former directors of the Surviving Corporation shall resign effective immediately upon acceptance of the appointment of at least one of the new directors. The newly appointed directors shall hold office from the date of acceptance of such appointment until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.
          (b) At Closing all officers of the Surviving Corporation shall resign and the newly appointed directors shall be permitted to appoint new officers of the Surviving Corporation. The newly appointed officers shall hold office from the Closing Date until removed or until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

ARTICLE IV
CONVERSION OF SHARES
     4.1 Exchange Ratio. At the Effective Time, and subject to Article VIII, by virtue of the Merger and without any action on the part of the holder thereof:
          (a) Each share of common stock of Target (“Target Shares”) issued and outstanding immediately prior to the Effective Time shall be converted at the Effective Time into the right to receive one share of restricted common stock, par value $.001 per share, of Acquiror (“Acquiror Shares”) (the “Exchange Ratio”). The aggregate number of Acquiror Shares to be received by the Target shareholders shall be not more than 11,251,000.
          (b) Notwithstanding anything to the contrary in this Agreement, any holder of Target Shares who shall exercise the rights of a dissenting shareholder pursuant to and strictly in accordance with the provisions of the NRS shall be entitled to receive only the payment therein provided for and shall not be entitled to receive Acquiror Shares, provided that if any holders of Target Shares shall exercise the rights of dissenting shareholders, either Acquiror or Target may terminate this Agreement prior to the Effective Time.
          (c) At the Effective Time, all Target Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. Each certificate previously representing any such Target Shares shall thereafter represent the Acquiror Shares into which such Target Shares have been converted.
          (d) Each Target Share held in treasury shall be canceled and retired and cease to exist, and no Acquiror Shares shall be issued in exchange therefore.
          (e) The Merger shall be abandoned if at Closing the issuance of the Acquiror Shares cannot reasonably qualify for exemption from the registration provisions of the Securities Act as provided in Rule 506 of Regulation D promulgated by the Securities and Exchange Commission, or other appropriate exemption from registration.
     4.2 Exchange of Shares.
          (a) The transfer agent for Acquiror shall act as Exchange Agent hereunder (the “Exchange Agent”). No later than the Effective Time, Acquiror shall make available, and each holder of Target Shares shall be entitled to receive, upon surrender to the Exchange Agent of one or more certificates representing such Target Shares for cancellation, certificates representing the number of Acquiror Shares into which such Target Shares are converted in the Merger. The Acquiror Shares into which the Target Shares shall be converted in the Merger shall be deemed to have been issued at the Effective Time.
          (b) In the event that any stock certificate representing Target Shares shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen, or destroyed, Acquiror shall issue or cause to be issued in exchange for such lost, stolen, or destroyed certificate the number of Acquiror Shares into which such shares are converted in the Merger in accordance with this Article IV. When authorizing such issuance in exchange therefor, the Board of Directors of Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate to give Acquiror a bond in such sum as it may direct as indemnity, or such other form of indemnity as it shall direct, against any claim that may be made against Acquiror with respect to the certificate alleged to have been lost, stolen, or destroyed.
     4.3 Dividends. No dividends shall be declared or paid on Acquiror Shares prior to the Effective Time.
     4.4 No Fractional Securities. No certificates or scrip representing fractional Acquiror Shares shall be issued pursuant to this Article IV and no dividend, stock split-up, or other change in the capital structure of Acquiror shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of any such fractional securities, each holder of Shares who would otherwise have been entitled to a fraction of an Acquiror Share upon surrender of stock certificates for exchange pursuant to this Article IV shall receive an Acquiror Share rounded to the next highest number.
     4.5 Closing of Transfer Books. At the Effective Time, the stock transfer books of Target shall be closed and no transfer of Target Shares shall thereafter be made. If, after the Effective Time, certificates representing Target Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing Acquiror Shares in accordance with the terms hereof. At and after the Effective Time, the holders of Target Shares to be exchanged for Acquiror Shares pursuant to this Agreement shall cease to have any rights as shareholders of Target except for the right to surrender such stock certificates in exchange for Acquiror Shares as provided hereunder.
     4.6 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ronald N. Vance, P.C., 57 West 200 South, Suite 310, Salt Lake City, Utah, at 10 a.m., local time, on January 28, 2004 (the “Closing Date”) after the later of (a) the day on which the meetings, or the signing of a written consent, of the stockholders of Acquiror and Target approving the Merger are held in compliance with applicable law, or (b) the day on which all of the conditions set forth in Article VIII hereof are satisfied or waived (other than those conditions which are to be satisfied at Closing), or at such other date, time and place as the Companies shall agree. At Closing management of Acquiror shall deliver to new management of the Surviving Corporation all books and records, including accounting records, of Acquiror.
     4.7 Supplementary Action. If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either Acquiror or Target, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of each, in the name of and on behalf of them as appropriate, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF TARGET
     Target represents and warrants, with respect to Target, except as disclosed to Acquiror in the Target Schedule of Exceptions (the “Target Schedule”), attached hereto and incorporated herein by this reference, as follows:
     5.1 Organization.
          (a) Target is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the corporate or other power to carry on its business as it is now being conducted or presently proposed to be conducted. Target is duly qualified as a foreign corporation or entity to do business, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified shall not have a Material Adverse Effect. Except as provided herein, Target does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, limited liability company, partnership, joint venture, or other business association or entity.
          (b) Target has only one subsidiary, Rutile Resources Chile Limitada, formerly known as Minera Royal Silver Limitada (the “Target Subsidiary”). The Target Subsidiary is a Chilean limited liability company duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and has the corporate or other power to carry on its business as it is now being conducted or presently proposed to be conducted. Target owns 99.9% of the ownership interest of the Subsidiary.
     5.2 Capitalization. The authorized capital stock of Target consists of 100,000,000 shares of common stock, par value $.01, and 100,000,000 shares of preferred stock, par value $.001. As of the date of this Agreement Target has outstanding 11,251,000 shares of common stock and no shares of preferred stock. As of the Effective Time the number of shares of common stock which shall be outstanding shall not exceed 11,251,000 and no shares of preferred stock shall be outstanding. All of the issued and outstanding shares of the capital stock of Target are validly issued, fully paid, and non-assessable and free of preemptive rights or similar rights created by statute, the Articles of Incorporation or Bylaws of Target or any agreement by which Target is a party or by which it is bound. There are no outstanding options, warrants, calls, rights, commitments, or agreements of any character to which Target is a party or by which it is bound obligating Target to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Target or obligating

Target to grant, extend, or enter into any such option, warrant, call, right, commitment, or agreement.
     5.3 Authority Relative to this Agreement. Target has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Target and the consummation by Target of the transactions contemplated hereby have been duly authorized by its Board of Directors, and, except for approval by the requisite votes cast by shareholders of Target at the meeting provided for herein, no other corporate proceedings on the part of Target are necessary to approve this Agreement or the transactions contemplated hereby.
     5.4 Consents and Approvals; No Violations. Except filing and recordation of Articles of Merger under the IBCA, no filing with, and no permit, authorization, consent, or approval of, any public body or authority is necessary for the consummation by Target of the transactions contemplated by this Agreement. The change of ownership of the Target Subsidiary by virtue of the Merger does not require the approval or consent of the Target Subsidiary or any government authority of Chile. Neither the execution and delivery of this Agreement by Target, nor the consummation by it of the transactions contemplated hereby, nor compliance by Target with any of the provisions hereof, shall (a) result in any breach of the Articles of Incorporation or Bylaws of Target, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, contract, agreement, or other instrument or obligation to which Target is a party or by which it or any of its properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to Target, or any of its properties or assets, except in the case of clauses (b) and (c) for violations, breaches, or defaults that would not have a Material Adverse Effect on Target.
     5.5 Financial Statements. Target has delivered to Acquiror, or its representatives, true and complete copies of its audited consolidated financial statements for the fiscal years ended December 31, 2001 and 2002, and its unaudited financial statements as at and for the eleven-month period ended November 30, 2003. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of Target and the Target Subsidiary as of the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).
     5.6 Absence of Certain Changes or Events; Undisclosed Liabilities.
          (a) Since the Target Balance Sheet Date, except as set forth in Section 5.6 of the Target Schedule, neither Target nor the Target Subsidiary has: (i) incurred any liability material to Target or the Target Subsidiary except in the ordinary course of its business, consistent with past practices; (ii) suffered a change, or any event involving a prospective change, in the business, assets, financial condition, or results of operations of Target or the Target Subsidiary which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target or the Target Subsidiary, (other than as a result of changes or proposed changes in federal or state regulations of general applicability or interpretations thereof, changes in generally accepted accounting principles, and changes that could, under the circumstances, reasonably have been anticipated); or (iii) subsequent to the date hereof, conducted its business and operations other than in the ordinary course of business and consistent with past practices.
          (b) Neither Target nor the Target Subsidiary has any liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rising to any liability) except for (i) liabilities set forth on the face of the Target Balance Sheet and (ii) liabilities which have risen after the Target Balance Sheet Date in the ordinary course of business (none of which is material or results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, tort, infringement, or violation of law).
     5.7 Litigation. As of the date of this Agreement, (i) there is no action, suit, judicial, or administrative proceeding, arbitration or investigation pending or, to the best knowledge of Target, threatened against or involving Target or the Target Subsidiary or any of their properties or rights, before any court, arbitrator, or administrative or governmental body; (ii) to the best knowledge of Target there is no judgment, decree, injunction, rule, or order of any court, governmental department, commission, agency, instrumentality, or arbitrator outstanding against Target or the Target Subsidiary; and (iii) to the best knowledge of Target, neither it nor the Target Subsidiary is in violation of any term of any judgment, decree, injunction, or order outstanding against it. If applicable, Target has furnished to Acquiror in writing, a copy of which is set forth in Section 5.7 of the Target Schedule, a description of all litigation, actions, suits, proceedings, arbitrations, investigations known to it, judgments, decrees, injunctions or orders pending, or to its best knowledge, threatened against or involving Target or the Target Subsidiary, or any of their properties or rights as of the date hereof.
     5.8 Taxes.
          (a) Except as set forth in Section 5.8 of the Target Schedule, Target has prepared and timely filed all returns, estimates, information statements and reports required to be filed by Target with any taxing authority relating to any and all Taxes concerning or attributable to Target or the Target Subsidiary, or their operations with respect to Taxes for any period ending on or before the date of this Agreement. Such returns are, or will be upon filing, true and correct in all material respects and have been, or will be, completed in accordance with applicable law.
          (b) Target has made available to Target copies of all state and federal tax returns, or foreign tax returns, filed for all periods since Target’s inception.

          (c) Target and the Target Subsidiary, as of the Effective Time, will have paid all Taxes shown to be payable on such tax returns and will have withheld with respect to any employees all Taxes required to be withheld.
          (d) There is no material Tax deficiency outstanding or assessed or, to Target’s knowledge, proposed against Target or the Target Subsidiary, that is not reflected as a liability on the Target Balance Sheet, nor has Target or the Target Subsidiary executed any agreements or waivers extending any statue of limitations on or extending the period for the assessment or collection of any Tax.
          (e) Neither Target nor the Target Subsidiary has any material liabilities for unpaid Taxes that have not been accrued for or reserved on the Target Balance Sheet, whether asserted or unasserted, contingent or otherwise and Target has no knowledge of any basis for the assertion of any such liability attributable to Target or the Target Subsidiary, their assets, or operations.
          (f) The tax returns of Target or the Target Subsidiary have never been audited by a government or taxing authority, nor is any such audit in process or pending, and neither Target nor the Target Subsidiary has not been notified of any request for such an audit or other examination.
     5.9 Minute Book. The minute books of Target and the Target Subsidiary contain a materially complete and accurate summary of all meetings of directors and shareholders, or actions by written consent, since the time of incorporation of Target and the Target Subsidiary through the date of this Agreement, and reflect all transactions referred to in such minutes or consents accurately in all material respects.
     5.10 Title to and Condition of Properties and Assets. Except as set forth in Section 5.10 of the Target Schedule, Target and the Target Subsidiary have good and marketable title to all of their respective properties and assets, including without limitation, (i) all those used in their business, and (ii) those reflected in the Target Balance Sheet (except as hereafter sold or otherwise disposed of in the ordinary course of business), subject to mortgage, pledge, conditional sales contract, lien, security interest, right of possession in favor of any third party, claim or other encumbrance, none of which individually or in the aggregate shall have a Material Adverse Effect on Target or the Target Subsidiary. Subsequent to the Target Balance Sheet Date, neither Target nor the Target Subsidiary has sold or disposed of any of their respective properties or assets or obligated themselves to do so except in the ordinary course of business. The facilities, machinery, furniture, office and other equipment of Target and the Target Subsidiary that are used in their business are in good operating condition and repair, subject only to the ordinary wear and tear of the business, and neither Target nor the Target Subsidiary nor any property or asset owned or leased by either of them is in violation of any applicable ordinance, regulation or building, zoning, environmental or other law in respect thereof, the violation of which would have a Material Adverse Effect on Target or the Target Subsidiary.

     5.11 Contracts.
          (a) Each of the material contracts, instruments, mortgages, notes, security agreements, leases, agreements, or understandings, whether written or oral, to which Target or the Target Subsidiary is a party that relates to or affects the assets or operations of Target or the Target Subsidiary, or to which Target or the Target Subsidiary, or their assets or operations may be bound or subject is a valid and binding obligation of Target or the Target Subsidiary, as applicable, and in full force and effect, except for where the failure to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect on Target or the Target Subsidiary. Section 5.11(a) of the Target Schedule sets forth a complete list of all material contracts. For purposes of this Agreement a material contract shall be any contract or agreement, which involves consideration in excess of $5,000. Except to the extent that the consummation of the transactions contemplated by this Agreement may require the consent of third parties, as disclosed in the Target Schedule, there are no existing defaults by Target or the Target Subsidiary thereunder or, to the knowledge of Target, by any other party thereto, which defaults, individually or in the aggregate, would have a Material Adverse Effect on Target or the Target Subsidiary; and no event of default has occurred, and no event, condition, or occurrence exists, that (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute a default by Target or the Target Subsidiary thereunder which default would, individually or in the aggregate, have a Material Adverse Effect on Target or the Target Subsidiary.
          (b) Except for this Agreement and those set forth on Section 5.11(b) of the Target Schedule, neither Target nor the Target Subsidiary is a party to any oral or written (i) consulting agreement not terminable on 60 days’ or less notice requiring the payment of more than $5,000 per annum, in the case of any such agreement with an individual; (ii) joint venture agreement; (iii) noncompetition or similar agreements that restricts Target or the Target Subsidiary from engaging in a line of business; (iv) agreement with any executive officer or other employee of Target or the Target Subsidiary the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Target or the Target Subsidiary of the nature contemplated by this Agreement and which provides for the payment of in excess of $10,000; (v) agreement with respect to any executive officer of Target or the Target Subsidiary providing any term of employment or compensation guaranty in excess of $5,000 per annum; or (vi) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan, or stock purchase plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.
     5.12 Mining Claims. The Target Subsidiary is the sole owner and holder of the mining claims known as the Cerro Blanco Titanium Project located in northern Chile and including nine exploitation mining concessions and twenty-two exploration mining concessions. These mining claims are duly registered with the Registrar of Mines of Freirina, Chile, which registration duly guarantees access and use rights for both exploration and development of these claims. Said claims are held in perpetuity, subject only to payment of annual taxes. Except as set forth in

Section 5.12 of the Target Schedule, there are no liens, claims, prohibitions, mortgages, or encumbrances of any nature that would have a Material Adverse Effect on the claims or on Target or the Target Subsidiary. All annual taxes pertaining to the claims presently due and payable have been paid in full. Target knows of no limitations which would reasonably prohibit the Target Subsidiary from conducting exploration of the claims and developing the claims.
     5.13 Environmental Laws. Except as set forth in Section 5.13 of the Target Schedule, Target and the Target Subsidiary have been in compliance with all Environmental Laws relating to properties or facilities used, leased, or occupied by Target or the Target Subsidiary at any time (collectively, “Target’s Facilities”) such properties or facilities currently used, leased or occupied by Target or the Target Subsidiary are defined herein as “Target’s Current Facilities”), and no discharge, emission, release, leak or spill of Hazardous Materials has occurred at any of Target’s Facilities that may or will give rise to liability of Target or the Target Subsidiary under Environmental Laws. To Target’s knowledge, there are no Hazardous Materials (including without limitation asbestos) present in the surface waters, structures, ground waters or soils of or beneath any of Target’s Current Facilities. No foreign, federal, state, or local civil, criminal, or administrative action, proceeding or investigation is pending against Target or the Target Subsidiary, or, to Target’s knowledge, threatened against Target or the Target Subsidiary, with respect to Hazardous Materials or Environmental Laws. Target is not aware of any facts or circumstances that could form the basis for assertion of a claim against Target or the Target Subsidiary or that could form the basis for liability of Target or the Target Subsidiary, regarding Hazardous Materials or regarding actual or potential noncompliance with Environmental Laws.
     5.14 Compliance with Applicable Law. Target and the Target Subsidiary hold all material licenses, franchises, permits, variances, exemptions, orders, approvals, and authorizations necessary for the lawful conduct of its business and the business of Target and the Target Subsidiary is not being conducted knowingly in violation of any provision of any material federal, state, local, or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license, or other governmental authorization or approval applicable to Target or the Target Subsidiary.
     5.15 Intellectual Property.
          (a) Except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) does not have or could not reasonably be expected to have a Material Adverse Effect:
               (i) Target and the Target Subsidiary own, or are licensed or otherwise have the legally enforceable right to use (in each case, clear of any liens or encumbrances of any kind), all Intellectual Property used in or necessary for the conduct of their business as currently conducted;
               (ii) no claims are pending or, to the best knowledge of Target, threatened that Target or the Target Subsidiary is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property used by, owned by, and/or licensed to

Target or the Target Subsidiary and, to the best knowledge of Target, there are no valid grounds for any such claims;
               (iii) to the best knowledge of Target, no person is infringing on or otherwise violating any right of Target or the Target Subsidiary with respect to any Intellectual Property owned by and/or licensed to Target or the Target Subsidiary;
               (iv) to the best knowledge of Target, there are no valid grounds for any claim challenging the ownership or validity of any Intellectual Property owned by Target or the Target Subsidiary, or challenging the license or legally enforceable right of Target or the Target Subsidiary to use any Intellectual Property licensed by it; and
               (v) to the best knowledge of Target, all patents, registered trademarks, service marks, and copyrights held by Target or the Target Subsidiary are valid and subsisting.
          (b) Section 5.15 of the Target Schedule sets forth a list of all domain names, trade names, copyrights and trademarks owned by Target or the Target Subsidiary. Target and the Target Subsidiary have full and complete ownership of all domain names.
     5.16 Disclosure of the Representations and Warranties. The representations and warranties in this Article V do not knowingly contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article V in light of the circumstances when made not misleading.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF ACQUIROR
     Acquiror represents and warrants, with respect to Acquiror, except as disclosed to Target in the Acquiror Schedule of Exceptions (the “Acquiror Schedule”), attached hereto and incorporated herein by this reference, as follows:
     6.1 Organization. Acquiror is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the corporate or other power to carry on its business as it is now being conducted or presently proposed to be conducted. Acquiror is duly qualified as a foreign corporation or entity to do business, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified shall not have a Material Adverse Effect. Acquiror does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, limited liability company, partnership, joint venture, or other business association or entity. Acquiror has no Subsidiaries.
     6.2 Capitalization. The authorized capital stock of Acquiror consists of 24,000,000 shares of common stock, par value $.001, and 1,000,000 shares of preferred stock, par value

$.001. As of the date of this Agreement Acquiror has outstanding 1,550,000 shares of common stock and no shares of preferred stock. All of the issued and outstanding shares of the capital stock of Acquiror are validly issued, fully paid, and non-assessable and free of preemptive rights or similar rights created by statute, the Articles of Incorporation or Bylaws of Acquiror or any agreement by which Acquiror is a party or by which it is bound. Except as provided in this Agreement, there are no outstanding options, warrants, calls, rights, commitments, or agreements of any character to which Acquiror is a party or by which it is bound obligating Acquiror to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Acquiror or obligating Acquiror to grant, extend, or enter into any such option, warrant, call, right, commitment, or agreement.
     6.3 Authority Relative to this Agreement. Acquiror has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Acquiror and the consummation by Acquiror of the transactions contemplated hereby have been duly authorized by its Board of Directors, and, except for approval by the requisite votes cast by shareholders of Target at the meeting provided for herein no other corporate proceedings on the part of Acquiror are necessary to approve this Agreement or the transactions contemplated hereby.
     6.4 Consents and Approvals; No Violations. Except for applicable requirements under the Securities Act, state law relating to takeovers, if applicable, state securities or blue sky laws, and, as applicable, filing and recordation of Articles of Merger under the NRS, no filing with, and no permit, authorization, consent, or approval of, any public body or authority is necessary for the consummation by Acquiror of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Acquiror, nor the consummation by it of the transactions contemplated hereby, nor compliance by Acquiror with any of the provisions hereof, shall (a) result in any breach of the Articles of Incorporation or Bylaws of Acquiror, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, contract, agreement, or other instrument or obligation to which Acquiror is a party or by which it or any of its properties or assets may be bound, or (c) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to Acquiror or any of its properties or assets, except in the case of clauses (b) and (c) for violations, breaches, or defaults that would not have a Material Adverse Effect.
     6.5 Financial Statements. Acquiror has delivered to Target, or its representatives, true and complete copies of its audited financial statements for the fiscal years ended December 31, 2001 and 2002, and its unaudited financial statements as at and for the eleven-month period ended November 30, 2003. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of Acquiror as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).
     6.6 Absence of Certain Changes or Events; Undisclosed Liabilities.
          (a) Since the Acquiror Balance Sheet Date, except as set forth in Section 6.6 of the Acquiror Schedule, Acquiror has not (i) incurred any liability material to Acquiror and its subsidiaries on a consolidated basis except in the ordinary course of business, consistent with past practices; (ii) suffered a change or any event involving a prospective change in the business assets, financial condition or results of operations of Acquiror which has had, or is likely to have, individually or in the aggregate, a Material Adverse Effect on Acquiror; (iii) subsequent to the date hereof conducted its business and operations other than in the ordinary course of business consistent with past practices.
          (b) Acquiror has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rising to any liability) except for (i) liabilities set forth on the face of the Acquiror Balance Sheet and (ii) liabilities which have risen after the Acquiror Balance Sheet Date in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, tort, infringement, or violation of law).
     6.7 Litigation. As of the date of this Agreement, (i) there is no action, suit, judicial, or administrative proceeding, arbitration or investigation pending or, to the best knowledge of Acquiror, threatened against or involving Acquiror, or any of its properties or rights, before any court, arbitrator, or administrative or governmental body; (ii) to the best knowledge of Acquiror, there is no judgment, decree, injunction, rule, or order of any court, governmental department, commission, agency, instrumentality, or arbitrator outstanding against Acquiror; and (iii) Acquiror is not in violation of any term of any judgments, decrees, injunctions, or orders outstanding against it. If applicable, Acquiror has furnished to Target in writing, a copy of which is set forth in Section 6.7 of the Acquiror Schedule, a description of all litigation, actions, suits, proceedings, arbitrations, investigations known to it, judgments, decrees, injunctions or orders pending, or to its best knowledge, threatened against or involving Acquiror, or any of their properties or rights as of the date hereof.
     6.8 Taxes.
          (a) Except as set forth in Section 6.8 of the Acquiror Schedule, Acquiror has prepared and timely filed all returns, estimates, information statements and reports required to be filed by Acquiror with any taxing authority relating to any and all Taxes concerning or attributable to Acquiror or its operations with respect to Taxes for any period ending on or before the date of this Agreement. Prior to the Closing Date Acquiror will prepare and file federal and state tax returns for the fiscal year ending December 31, 2003. Such returns are, or will be upon filing, true and correct in all material respects and have been, or will be, completed in accordance with applicable law.

          (b) Acquiror has made available to Target copies of all state and federal tax returns filed for all periods since Acquiror’s inception.
          (c) Acquiror, as of the Effective Time, will have paid all Taxes shown to be payable on such tax returns and will have withheld with respect to any employees all Taxes required to be withheld.
          (d) There is no material Tax deficiency outstanding or assessed or, to Acquiror’s knowledge, proposed against Acquiror that is not reflected as a liability on the Acquiror Balance Sheet, nor has Acquiror executed any agreements or waivers extending any statue of limitations on or extending the period for the assessment or collection of any Tax.
          (e) Acquiror has no material liabilities for unpaid Taxes that have not been accrued for or reserved on the Acquiror Balance Sheet, whether asserted or unasserted, contingent or otherwise and Acquiror has no knowledge of any basis for the assertion of any such liability attributable to Acquiror, its assets, or operations.
          (f) Acquiror’s tax returns have never been audited by a government or taxing authority, nor is any such audit in process or pending, and Acquiror has not been notified of any request for such an audit or other examination.
     6.9 Minute Book. The minute book of Acquiror contains a materially complete and accurate summary of all meetings of directors and shareholders, or actions by written consent, since the time of incorporation of Acquiror through the date of this Agreement, and reflects all transactions referred to in such minutes or consents accurately in all material respects.
     6.10 No Assets or Operations. Since approximately 2000 Acquiror has had no significant business operations, except for the search for a new business venture. Acquiror has no material assets and has no existing contractual relations or arrangements with other parties, except for this Agreement and except for its agreements with its legal counsel, its auditor, its transfer agent, and its registered agent in the State of Nevada.
     6.11 Issuance of Shares. The issuance and delivery of the Acquiror Shares to the shareholders of Target in accordance with this Agreement shall be, at or prior to the Effective Time, duly authorized by all necessary corporate action on the part of Acquiror, and, when issued at the Effective Time as contemplated hereby, the Acquiror Shares will be duly and validly issued, fully paid, and non-assessable. Such Acquiror Shares, when so issued and delivered in accordance with the provisions of this Agreement, shall be free and clear of all liens and encumbrances and adverse claims, other than restrictions on transfer created by applicable securities laws and will not have been issued in violation of their respective properties or any preemptive rights or rights of first refusal or similar rights.
     6.12 Disclosure of Representations and Warranties. The representations and warranties in this Article VI do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article VI in light of the circumstances when made not misleading.
ARTICLE VII
ADDITIONAL AGREEMENTS
     7.1 Access to Information.
          (a) Acquiror, and its authorized representatives, shall have full access during normal business hours to all properties, books, records, contracts, and documents of Target and the Target Subsidiary, and Target shall furnish or cause to be furnished to Acquiror, and its authorized representatives, all information with respect to its affairs and business as Acquiror may reasonably request. Acquiror shall hold, and shall cause its representatives to hold confidential, all such information and documents and use such information and documents only for the purposes contemplated by this Agreement, other than information that (i) is in the public domain at the time of its disclosure to Acquiror; (ii) becomes part of the public domain after disclosure through no fault of Acquiror; (iii) is known to Acquiror or any of its officers or directors prior to disclosure; or (iv) is disclosed in accordance with the written consent of Target. In the event this Agreement is terminated prior to Closing, Acquiror shall, upon the written request of Target, promptly return all copies of all documentation and information provided by Target hereunder. Notwithstanding the foregoing, Acquiror shall prohibit its authorized representatives from disclosing any material nonpublic information received either prior to, as of, or from the date of this Agreement.
          (b) Target and its authorized representatives shall have full access during normal business hours to all properties, books, records, contracts, and documents of Acquiror reasonably related to this transaction, and Acquiror shall furnish or cause to be furnished to Target and its authorized representatives all information with respect to its affairs and business as Target may reasonably request. Target shall hold, and shall cause its representatives to hold confidential, all such information and documents and use such information and documents only for the purposes contemplated by this Agreement, other than information that (i) is in the public domain at the time of its disclosure to Target; (ii) becomes part of the public domain after disclosure through no fault of Target; (iii) is known to Target or any of their officers or directors prior to disclosure; or (iv) is disclosed in accordance with the written consent of Acquiror. In the event this Agreement is terminated prior to Closing, Target shall, upon the written request of Acquiror, promptly return all copies of all documentation and information provided by Acquiror hereunder. Notwithstanding the foregoing, Target shall prohibit its authorized representatives from disclosing any material nonpublic information received either prior to, as of, or from the date of this Agreement.
     7.2 Actions Prior to Closing. From and after the date of this Agreement and until the Closing Date:
          (a) Target and Target Subsidiary shall carry on their business substantially in the same manner as heretofore, and shall not make or institute any unusual or novel methods of purchase, sale, management, accounting or operation, without the prior written consent of Acquiror.
          (b) Neither Target nor Target Subsidiary shall enter into any contract or commitment, or engage in any transaction not in the usual and ordinary course of business and consistent with its past business practices.
          (c) Neither Target nor Target Subsidiary shall not amend its certificate of incorporation, bylaws, or other organization documents, or make any changes in authorized or issued capital stock or ownership interest.
          (d) Target and Target Subsidiary shall use their best efforts (without making any commitments on behalf of the company) to preserve their business organization intact.
          (e) Neither Target nor Target Subsidiary shall do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any material contract, commitment, or obligation.
          (f) Both Acquiror and Target shall duly comply with all applicable laws as may be required for the valid and effective issuance or transfer of stock contemplated by this Agreement.
          (g) Neither Target nor Target Subsidiary shall sell or dispose of any property or assets, except products sold in the ordinary course of business, consistent with past practices.
          (h) Target shall promptly notify Acquiror of any lawsuits, claims, proceedings, or investigations that may be threatened, brought, asserted, or commenced against it, its officers or directors involving in any way the business, properties, or assets of Target or the Target Subsidiary.
     7.3 Cooperation of Parties.
          (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents, and approvals, and to effect all necessary registrations and filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the Companies shall take all such necessary action.
     (b) Each Company shall cooperate with the others and use all reasonable efforts to prepare all necessary documentation to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders, and authorizations of or any exemptions by, all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement.
     7.4 Tax Free Reorganization Status. Neither party will take any action which would be reasonably expected to jeopardize the treatment of the Merger as a reorganization within the meaning of Section 368 of the Code.
     7.5 Name Change. Prior to the Closing Date, Acquiror shall obtain approval of its shareholders to amend its articles of incorporation to change the name of the corporation to “Southern Titanium Corporation.”
     7.6 Payment of Acquiror Debts. At or prior to Closing Acquiror shall pay all outstanding liabilities of the Acquiror due and payable as of the Closing Date, except for the promissory note payable to Brian Pettersen in the principal amount of $20,000.
     7.7 Repayment of Promissory Note. At Closing Target shall repay the promissory note of Acquiror dated December 16, 2003, and payable in the principal amount of $20,000, plus interest, to Brian Pettersen.
     7.8 Pink Sheets Quotation. The Target Subsidiary shall cause the Acquiror to maintain the quotation of its common stock on the Pink Sheets, or similar public trading market or medium, for a period of at least two years from the Closing Date.
     7.9 Standard & Poor’s Application. Immediately following Closing, Acquiror shall make application for quotation in Standard & Poor’s Corporation Records and shall use its best efforts to have such quotation published on or before March 31, 2004.
     7.10 Survival of Representations and Warranties. The respective representations and warranties of Acquiror and Target contained in this Agreement shall survive the Closing Date for a period of two years (the “Survival Period”), at the end of which Survival Period no claim may be made with respect to any such representation or warranty unless such claim shall have been asserted in writing to the other party during such period.
ARTICLE VIII
CONDITIONS TO CONSUMMATION OF THE MERGER
     8.1 Conditions to the Companies’ Obligations to Effect the Merger. The respective obligations of the other Company to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any one of which may be waived by a writing signed by Acquiror and Target, as applicable:
          (a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the shareholders of Acquiror and Target in accordance with applicable law.

          (b) No preliminary or permanent injunction or other order by any federal, state, or foreign court of competent jurisdiction which prohibits the consummation of the Merger shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated, or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger. Other than the filing of Articles of Merger with the Secretary of State for the State of Idaho and the State of Nevada, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental entity which are necessary for the consummation of the Merger, other than consents about which the failure to obtain would have no Material Averse Effect on the consummation of the Merger or on the Surviving Corporation, taken as a whole, shall have been filed, occurred, or been obtained.
          (c) There shall not be any action taken, or any statute, rule, regulation, or order enacted, entered, enforced, or deemed applicable to the Merger, by any federal or state governmental entity which imposes any condition or restriction upon the Surviving Corporation including, without limitation, requirements relating to the disposition of assets, which in any such case would have a Material Adverse Effect on the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.
          (d) Each Company shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby, under any loan or credit agreement, note, mortgage, indenture, lease, license, or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation and its subsidiaries taken as a whole or upon the consummation of the transactions contemplated hereby.
     8.2 Conditions to Obligations of Acquiror. The obligations of Acquiror to carry out the transactions contemplated by this Agreement are subject, at the option of Acquiror, to the satisfaction, or waiver by Acquiror, of the following conditions:
          (a) No proceeding in which Target shall be a debtor, defendant, or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against Target under any United States or state bankruptcy or insolvency law.
          (b) Target shall have delivered a certificate of an officer of Target that (i) it shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time, and (ii) the representations and warranties of Target contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except as contemplated by this Agreement.
          (c) Target shall deliver (i) a certificate of good standing issued by the Secretary of the State of Idaho and (ii) a corporate resolution executed by the Target Board of Directors approving this Agreement and the transactions herein.

          (d) Prior to the Effective Time Target shall have delivered to Acquiror a representation form from each holder of Target Common Stock who is to receive Acquiror Shares in the Merger which reasonably evidences the qualification of the shareholder as an accredited investor in compliance with Rule 506 of Regulation D promulgated by the SEC and which acknowledges that the Acquiror Shares to be received by the shareholders of Target in the Merger will be restricted securities as defined in Rule 144 promulgated by the SEC.
     8.3 Conditions to Obligations of Target. The obligations of Target to carry out the transactions contemplated by this Agreement are subject, at the option of Target, to the satisfaction, or waiver by Target, of the following conditions:
          (a) No proceeding in which Acquiror shall be a debtor, defendant, or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against Acquiror under any United States or state bankruptcy or insolvency law.
          (b) Acquiror shall deliver (i) a certificate of good standing issued by the Secretary of the State of Nevada and (ii) a corporate resolution executed by the Acquiror Board of Directors approving this Agreement and the transactions herein.
          (c) Acquiror shall have delivered a certificate of an officer of Acquiror that (i) it shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and (ii) the representations and warranties of Acquiror contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except as contemplated by this Agreement.
          (d) As of the Closing Date Acquiror shall have satisfied each and every outstanding liability, except for the promissory note due and payable to Brian Pettersen as provided herein, and shall have terminated each and every agreement, contract, arrangement, or commitment except as contemplated by this Agreement, and except for existing contracts with its legal counsel, its auditor, its transfer agent, and its registered agent in the State of Nevada.
          (e) Acquiror shall have completed the following corporate actions prior to the Effective Time.
          (i) Acquiror will have obtained shareholder consent to amend the Articles of Incorporation of Acquiror to change the name of Acquiror to “Southern Titanium Corporation.”
          (ii) All officers and directors of Acquiror shall resign effective upon completion of the Closing and Acquiror will appoint persons designated by Target to become the sole officers and directors of Acquiror effective contemporaneous with the resignations of existing management, provided that

          1) prior to the Closing Date Target will furnish material information of such persons as nominees to be appointed by Acquiror as directors and officers;
          2) Acquiror reserves the right to refuse to cause the nomination of any or all such persons as directors of Acquiror if, after review of the foregoing information concerning said persons, it is the reasonable opinion of Acquiror that the appointment of such persons would not be in the best interests of Acquiror; and
          3) Target reserves the right to terminate this Agreement if nominees selected by it are not elected or appointed as set forth above.
          (f) Acquiror shall have maintained the quotation of its common stock on the Pink Sheets.
ARTICLE IX
TERMINATION, AMENDMENT, AND WAIVER
     9.1 Termination. This Agreement may be terminated and the Merger contemplated hereby abandoned at any time prior to the Effective Time, whether before or after approval by the shareholders of Acquiror or Target:
          (a) By mutual written consent of both of the Companies.
          (b) By either Acquiror or Target if the Merger shall not have been consummated on or before February 27, 2004, through no fault of the terminating party.
          (c) By Acquiror or Target if there shall have been any material breach of a material obligation of the other hereunder and, if such breach is curable, such default shall have not been remedied within ten (10) days after receipt by the other Company, as the case may be, of notice in writing from such Company specifying such breach and requesting that it be remedied.
          (d) By either Acquiror or Target if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree, or ruling or taken any other action restraining, enjoining, or otherwise prohibiting the Merger and such order, decree, ruling, or any other action shall have become final and non-appealable.
     9.2 Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become of no further effect and, except for a termination resulting from a breach by a party to this Agreement, there shall be no liability or obligation on the part of any Company or their respective officers or directors. Nothing contained in this Section 9.2 shall relieve any party from liability for willful breach of this Agreement that results in termination of this Agreement. Notwithstanding the termination of this Agreement, the provisions of Section 7.1 shall remain in effect for a period of two years from the date of termination. Upon request therefore, each party shall redeliver all documents, work papers, and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing same.
     9.3 Amendment. This Agreement may be amended by action taken at any time before or after approval hereof by the shareholders of Acquiror or Target, but, after any such approval, no amendment shall be made which alters the Exchange Ratio or which in any way materially adversely affects the rights of such shareholders, without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
     9.4 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE X
GENERAL PROVISIONS
     10.1 Brokers. Each Company represents and warrants to the other that no broker, finder, or financial advisor is entitled to any brokerage, finder’s, or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any party hereto.
     10.2 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by telecopy or mailed by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)	If to Target, to:

GreatWall Minerals, Ltd.
1519 Main Street
Suite 67
Hilton Head, SC 29926
Attention: President

(b)	If to Acquiror, to:

Utah Networking Services, Inc.
2961 East Willowcreek Drive
Sandy, Utah 84093
Attention: President
With a copy (which shall not constitute notice) to:

Ronald N. Vance
Attorney at Law
57 West 200 South
Suite 310
Salt Lake City, UT 84101
     10.3 Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     10.4 Entire Agreement; Assignment. This Agreement (including the Exhibits, Schedules, and other documents and instruments referred to herein) (a) constitute the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof; and (b) shall not be assigned by operation of law or otherwise.
     10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without giving effect to the provisions thereof relating to conflicts of law.
     10.6 Parties in Interest. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefit, or remedies of any nature whatsoever or by reason of this Agreement.
     10.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.
     10.8 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.
     10.9 Jurisdiction and Venue. Each Party hereto hereby agrees that any proceeding relating to this Agreement and the Merger shall be brought in the United States District Court for the State of Utah. Each party hereto hereby consents to personal jurisdiction in any such action brought in such court, consents to service of process by registered mail made upon such party and such party’s agent and waives any objection to venue in any such court or to any claim that such court is an inconvenient form.
     10.10 Investigation. The respective representations and warranties of each Company contained herein or in the certificates or other documents delivered prior to the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto.
     10.11 Consents. For purposes of any provision of this Agreement requiring, permitting, or providing for the consent of any Company, the written consent of the Chief Executive Officer or President of a Company shall be sufficient to constitute such consent.
     IN WITNESS WHEREOF, each Company has duly caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

TARGET:	GreatWall Minerals, Ltd.
	By	/s/ John Ryan
John Ryan, President

ACQUIROR:	Utah Networking Services, Inc.
	By	/s/ Brian Pettersen
Brian Pettersen, President